September 28, 1998




Dear WLR Foods, Inc. Shareholder:

     You are cordially invited to attend our annual meeting of shareholders on Saturday, October 31, 1998 at 10:00 a.m. at Turner Ashby High School, Bridgewater, Virginia. A map to the High School is on the back of this Proxy Statement. Following the meeting, we will have a lunch featuring our products. If you plan to attend the meeting, please sign and return the enclosed reply postcard.

     Also enclosed in this mailing is formal notice of the meeting, a proxy and a Proxy Statement detailing the matters upon which the shareholders will act at the annual meeting. Our Company's Annual Report for the fiscal year ended June 27, 1998 is also enclosed.

     We urge you to complete, date and sign the enclosed proxy, and return it as soon as possible, even if you plan to attend the meeting. You may use the enclosed postage prepaid envelope to return both your reply postcard and the proxy.

     On behalf of everyone at WLR Foods, I thank you for your continued support. I look forward to seeing you at our annual meeting.

                         Sincerely,

                         /s/ James L. Keeler

                         James L. Keeler
                         Chief Executive Officer
                         and President

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          OF WLR FOODS, INC.


     The annual meeting of the shareholders of WLR Foods, Inc. will be held on Saturday, October 31, 1998, at 10:00 a.m. at Turner Ashby High School, 800 N. Main Street, Bridgewater, Virginia, for the following purposes:

     1. To elect one Class A director to serve until the annual meeting of shareholders in 2000 and to elect four Class
          B directors to serve until the annual meeting of shareholders in 2001.

     2.   To approve the 1998 Long Term Incentive Plan

     3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending July 3, 1999.

     4. To transact such other business as may properly come before the meeting. The Board of Directors knows of no such business at this time.

     Only shareholders of record at the close of business on September 4, 1998 are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting.

     To assure that your shares are represented at the annual meeting, please complete, date and sign the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may revoke your proxy at any time prior to the commencement of the annual meeting.

                         By Order of the Board of Directors,

                         /s/ Jane T. Brookshire

                         Jane T. Brookshire
                         Secretary







Broadway, Virginia
September 28, 1998

                            WLR FOODS, INC.
                            P. O. Box 7000
                    Broadway, Virginia  22815-7000
                            (540) 896-7001


                            PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of WLR Foods, Inc. (the Company) to be held Saturday, October 31, 1998, at 10:00 a.m. at Turner Ashby High School, 800 N. Main Street, Bridgewater, Virginia, and at any adjournments thereof (the Annual Meeting). The accompanying proxy is solicited by the Board of Directors of the Company (the Board). The approximate mailing date of this Proxy Statement and the accompanying proxy is September 28, 1998. Our Company's Annual Report for the fiscal year ended June 27, 1998 is being mailed to the Company's shareholders concurrently with this Proxy Statement but should not be considered proxy solicitation material.

          All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting according to the instructions thereon. In the absence of such instructions, such proxies will be voted "FOR" the proposals detailed herein. Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to the commencement of the Annual Meeting. For each shareholder who is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, Employee Stock Purchase Plan and/or Poultry Producer Stock Purchase Plan, the accompanying blue proxy covers the shares of Company common stock in such shareholder's accounts, as well as shares registered in the shareholder's name.

          The cost of the solicitation of proxies will be paid by the Company. Solicitations will be made by mail, except that, if necessary, officers, directors and regular employees of the Company and its affiliates may solicit proxies by telephone, facsimile or other electronic means or by personal calls. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of Three Thousand Five Hundred Dollars ($3,500.00) and reimbursement of expenses. Brokerage houses and nominees will be requested to forward the proxy solicitation material to the beneficial owners of WLR Foods stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this regard.



                 OUTSTANDING SHARES AND VOTING RIGHTS

          Only shareholders of record at the close of business on September 4, 1998 will be entitled to vote at the Annual Meeting. As of such date, the Company had outstanding 16,453,145 shares of its common stock, no par value, each of which is entitled to one vote at the Annual Meeting.

          A majority of votes entitled to be cast on matters considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (Broker Shares) which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

          If a quorum is established, directors will be elected by a plurality of the votes cast by the shareholders at the Annual Meeting, and the proposals for the approval of the 1998 Long-Term Incentive Plan and ratification of the independent auditors will be approved if the votes cast in favor of the proposal exceed the votes cast opposing. Votes that are withheld and Broker Shares that are not voted will not be included in determining the number of votes cast.


                      PRINCIPAL STOCKHOLDERS AND
                     SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth the number and percentage of shares of Company common stock held as of July 31, 1998 (i) by each of the Company's directors, (ii) by the executive officers named in the Summary Compensation Table on page 10, and (iii) by all directors and executive officers as a group.

---------------------------------------------------------------
                    Number Beneficially
Name                     Owned               Percent of Class<F1>
----------------------------------------------------------------

Keith E. Alessi          462,273  <F2>               2.8%
John J. Broaddus          82,925  <F3>                 *
George E. Bryan          861,679  <F2,F4>            5.3%
Charles L. Campbell      477,627  <F2,F5>            2.9%
Katherine K. Clark       462,312  <F2,F6>            2.8%
Stephen W. Custer        511,804  <F2,F7>            3.1%
Calvin G. Germroth       483,193  <F2,F8>            2.9%
William H. Groseclose    470,261  <F2,F9>            2.9%
J. Craig Hott            571,096  <F2,F10>           3.5%
James L. Keeler          711,590  <F2,F11>           4.3%
Ruth J. Mack               3,750  <F12>                *
Herman D. Mason          702,435  <F2,F13>           4.3%
Ronald E. Morris           4,000  <F14>                *
Robert T. Ritter          25,177  <F15>                *

Walter F. Shafer, III     11,010  <F16>                *
Charles W. Wampler, Jr.  947,111  <F2,F17>           5.8%
William D. Wampler     1,287,284  <F2,F18>           7.8%
All directors and      2,644,368  <F2,F19>          15.9%
executive officers as
a group (consistingof
17 persons, including
those named above but
excluding John J. Broaddus
and Robert T. Ritter)
--------------------------
[FN]
* Denotes percent ownership not exceeding 1% of the class of common stock.

<F1>  Based on 16,408,458 shares outstanding as of July 31, 1998 plus shares which members of management have the option to purchase within 60 days of July 31, 1998.

<F2>  Includes 462,273 shares held by Crestar Bank, NA, Voting
      Trustee for the benefit of New Hope Feeds, Inc., and others, which must vote its shares in accordance with the recommendation of the Board of Directors of the Company as to certain matters submitted to shareholders. Each director disclaims beneficial ownership in the shares owned by the New Hope Feeds Voting Trust.

<F3>  Includes 42,901 shares owned directly and through the WLR
      Foods, Inc. Employee Stock Purchase Plan, 25 shares owned by his wife and 39,999 shares which Mr. Broaddus has the right to purchase within 60 days of July 31, 1998 through the exercise of options. Mr. Broaddus disclaims beneficial interest in the shares held by his wife. Mr. Broaddus ceased to be an officer of the Company as a result of the July 31, 1998 sale of the Company's Cassco Ice & Cold Storage, Inc. subsidiary.

<F4>  Includes 135,539 shares owned directly and 263,867 shares owned by his wife. Mr. Bryan disclaims beneficial interest in the shares held by his wife.

<F5>  All shares owned directly, except for shares owned by the New
      Hope Feeds Trust, as set forth in Note 2.

<F6>  All shares owned directly, except for shares owned by the New
      Hope Feeds Trust, as set forth in Note 2.

<F7>  All shares owned directly, except for shares owned by the New
      Hope Feeds Trust, as set forth in Note 2.

<F8>  All shares owned directly and through his self-directed retirement account, except for shares owned by the New Hope

      Feeds Trust, as set forth in Note 2.

<F9>  All shares owned directly and through his self-directed retirement account, except for shares owned by the New Hope
      Feeds Trust, as set forth in Note 2.

<F10> Includes 105,992 shares owned by E. E. Hott, Inc., of which
      Mr. Hott is an officer and director, 2,681 shares owned jointly with his wife, and 150 shares held by his wife as custodian for Mr. Hott's son. Mr. Hott disclaims beneficial interest in the shares held by his wife as custodian.

<F11> Includes 54,770 shares owned directly and through the Employee
      Stock Purchase Plan and his retirement accounts, 23,922 shares owned by his wife directly and through her self-directed retirement account, and 170,625 shares which Mr. Keeler has the right to purchase within 60 days of July 31, 1998 through the exercise of options. Mr. Keeler disclaims beneficial interest in the shares owned by his wife.

<F12> All shares are shares which Ms. Mack has the right to purchase within 60 days of July 31, 1998 through the exercise of options.

<F13> Includes 186,825 shares owned directly and 53,337 shares held as trustee for the Louise T. Mason Trust. Mr. Mason disclaims beneficial interest in the shares held by the Trust.

<F14> Includes 3,000 shares owned jointly with his wife and 1,000 shares which Mr. Morris has the right to purchase within 60 days of July 31, 1998 through the exercise of options.

<F15> Includes 5,177 shares owned directly, through the Employee Stock
      Purchase Plan, and through his retirement plan, and 20,000 shares which Mr. Ritter has the right to purchase within 60 days of July 31, 1998 through the exercise of options. Mr. Ritter ceased to be an officer of the Company on July 29, 1998.

<F16> Includes 6,010 shares owned directly and through the WLR
      Foods, Inc. Employee Stock Purchase Plan and 5,000 shares which Mr. Shafer has the right to purchase within 60 days of July 31, 1998 through the exercise of options.

<F17> Includes 141,075 shares owned directly and as general partner of
      Wampler Land, 68,758 shares owned by his wife, 194,469 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 80,536 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

<F18> Includes 317,229 shares owned directly and as general partner of
      Wampler Land, 204,260 shares owned by his wife, 28,517 shares owned by May Meadows Farms, Inc., of which Mr. Wampler is an officer and director, 194,469 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 80,536 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

<F19> This number does not reflect the sum of all of the preceding numbers of shares beneficially owned by all of the above-named directors and officers since 2,172 shares held by Charles W. Wampler, Jr. and William D. Wampler as general partners of Wampler Land, and 275,005 shares held as trustees by both Charles
      W. Wampler, Jr. and William D. Wampler have been taken into account in determining the number of shares beneficially owned by each of Charles W. Wampler, Jr. and William D. Wampler, individually, and the 62,273 shares held by the New Hope Feeds Voting Trust have been taken into account in determining the number of shares beneficially owned by each of the directors. In addition, this amount includes 207,875 shares which the group has the right to purchase within 60 days of July 31, 1998 through the exercise of options.


PROPOSAL ONE:  ELECTION OF DIRECTORS

          The term of office for the current Class B directors expires at the Annual Meeting. The Board of Directors has nominated such directors, namely Stephen W. Custer, Calvin G. Germroth and James L. Keeler for election, for a three-year term, by the shareholders at the Annual Meeting.

           In June, 1998, the Board appointed Katherine K. Clark to the Board of Directors, and has nominated Ms. Clark for election to a three-year term as an additional Class B director. In September 1998, the Board appointed Keith E. Alessi to the Board, and has nominated Mr. Alessi for election to a two-year term as an additional Class A director, to serve until the 2000 annual meeting of the shareholders. Messrs. Custer, Germroth and Keeler were elected by the shareholders at the 1995 annual meeting.

          The persons named as proxies in the accompanying form of proxy, unless instructed otherwise, intend to vote for the election of each of these nominees for directors. If any nominee should become unavailable, which the Company does not expect, the proxy may be voted for the election of a substitute nominee designated by the Board.

          Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Jane T. Brookshire, Secretary, WLR Foods, Inc., P. O. Box 7000, Broadway, Virginia 22815-7000, not later than
(i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated by the Board of Directors, and (v) the consent of each nominee to serve as a director of the Company if elected. The chairman of the shareholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                 The Board recommends election of the
                  director nominees set forth below.


                 INFORMATION CONCERNING DIRECTORS AND NOMINEES

            Biographical summaries for the five director nominees and the seven directors continuing in office appear in the following chart.

------------------------------------------------------------------------------
Name and Position                Director     Principal Occupation
with the Company          Age    Since        During the Last Five Years
------------------------------------------------------------------------------
                                  DIRECTOR NOMINEES
                                  ------------------
                                  Class A Director
              (to serve until the 2000 annual meeting of shareholders)
                                       6

Keith E. Alessi           44      1998      Chairman, President and Chief
                                            Executive Officer of
                                            TeleSpectrum Worldwide, Inc.
                                            since March, 1998. Previously,
                                            Chairman, President and Chief
                                            Executive Officer of Jackson
                                            Hewitt, Inc. from 1996 to
                                            1998, and, at various times,
                                            President, Chief Operating
                                            Officer and Chief Financial
                                            Officer of Farm Fresh, Inc.

                                  Class B Directors
              (to serve until the 2001 annual meeting of shareholders)

Katherine K. Clark        41     1998       Founder and Chief Executive
                                            Officer of Landmark Systems
                                            Corporation

Stephen W. Custer         56     1984       President of Custer
                                            Associates, Inc.
                                            (consulting firm)

Calvin G. Germroth        74     1988       Broiler producer

James L. Keeler           63     1988       Chief Executive Officer of the
 President                                  Company since February 1988.


                           DIRECTORS CONTINUING IN OFFICE
                           ------------------------------
                                  Class C Directors
              (to serve until the 1999 annual meeting of shareholders)

George E. Bryan           76     1984       Poultry and livestock farmer

Charles L. Campbell       50     1988       Commissioner of Revenue for
                                            Page County, Virginia; broiler
                                            producer

William H. Groseclose, Jr. 67    1993       Chairman of Harrisonburg
                                            Regional Board and Winchester
                                            Regional Board of First Union
                                            National Bank; previously
                                            Chief Executive Officer of
                                            Shenandoah Valley region of
                                            Dominion Bank

William D. Wampler        70     1984       Poultry and livestock farmer


                                  Class A Directors
              (to serve until the 2000 annual meeting of shareholders)

J. Craig Hott             45     1988       Vice President of Hott's
                                            Farming, Inc. and Hott's
                                            Ag-Services, Inc.

Herman D. Mason           77     1984       Retired; previously, Chief
  Vice Chairman                             Executive Officer of the
  of the board                              Company until 1988
                                       7

Charles W. Wampler, Jr.   82     1984       Poultry and livestock farmer
  Chairman of the Board


                     BOARD MEETINGS AND COMMITTEES

          The Board met fifteen times during the fiscal year ended June 27, 1998. Each director attended at least 75% of the aggregate of the total number of Board meetings and meetings of all committees of the Board on which he or she served. Nonmanagement directors of the Company received $2,000 for attending a regularly scheduled Board meeting, $500 for specially called Board meetings (excluding telephonic meetings) and $500 for attending committee meetings not held in conjunction with Board meetings. In addition, non-payroll directors received an annual retainer of $13,000 payable in shares of the Company's common stock.

          The Company has a standing Audit Committee which currently consists of George E. Bryan, Charles L. Campbell and J. Craig Hott. The Audit Committee met twice during the last fiscal year. The Audit Committee recommends to the Board the independent audit firm to be employed by the Company and meets with the independent auditor to discuss quality of management and financial, accounting and internal audit procedures. The Audit Committee also monitors the Company's compliance with applicable requirements of the National Association of Securities Dealers, Inc. relating to independent directors, and reviews, at least annually, all related party transactions and potential conflicts of interest, recommending appropriate action as needed.

          The Company has a standing Nominating Committee which currently consists of Calvin G. Germroth, Herman D. Mason, and William
D. Wampler. The Nominating Committee proposes to the Board a slate of director nominees and terms of office for such nominees for the Board to consider in recommending to the Company's shareholders director nominees for election. The Nominating Committee also proposes nominees for Board appointment as vacancies occur and for Board committee assignments and vacancies. The Nominating Committee met twice during the fiscal year ended June 27, 1998. During the past two years the Nominating Committee has focused on attracting new talent to the Board, culminating in the appointment, in June, of Katherine K. Clark, Chief Executive Officer of Landmark Systems Corporation, and in September, of Keith E. Alessi, Chairman, President and Chief Executive Officer of TeleSpectrum Worldwide, Inc.

          The Company has a standing Executive Compensation Committee which currently consists of Katherine K. Clark, Stephen W. Custer and William H. Groseclose. The Executive Compensation Committee met three times during the last fiscal year. The Executive Compensation Committee determines the annual salary, bonus and other benefits of the Chief Executive Officer and makes decisions relating to awards to executive officers and other key personnel pursuant to the Company's Long-Term Incentive Plan.


                         CERTAIN TRANSACTIONS

     The Company has always been fortunate to have directors and officers who are actively involved in, and knowledgeable about, the Company's businesses. As a result, the Company has relationships with certain directors and their families.

     The following table identifies (i) amounts in excess of $60,000 paid by the Company to each of the directors and executive officers, members of their immediate family, and entities related to the directors and executive officers who were contract growers with the Company during the fiscal year ended June 27, 1998, and (ii) amounts paid to entities related to directors and executive officers which were contract growers if such payments exceeded five percent of such entities' gross revenues for such activity during the fiscal year ended June 27, 1998. All such transactions were on the same bases and terms as transactions with unrelated parties.

----------------------------------------------------------------
Directors and                     Total Amount Received from the
Executive Officers                Company and its Subsidiaries
----------------------------------------------------------------

Charles L. Campbell, Director           $  93,047
     Timothy Campbell, his son             72,828

J. Craig Hott, Director
     Hott's Farming, Inc.               $ 258,259

James L. Keeler, President, Chief
  Executive Officer and Director
     Gregory Keeler, his son            $ 176,745

Charles W. Wampler, Jr., Director
     C. W. Wampler & Sons               $ 199,217
     Margaret Smith, his daughter         149,350

William D. Wampler, Director
     May Meadows Farm, Inc.             $  86,144
     C. W. Wampler & Sons                 199,217

     During the fiscal year ended June 27, 1998, the Company purchased, either directly or through third-party suppliers, $312,650 of fuel oil and propane from Franklin Oil Co., Inc. of which J. Craig Hott is a director and minority shareholder. The prices and terms were comparable to those of other oil companies in the area.

     Charles W. Wampler, Jr. and William D. Wampler are brothers, are uncles of Stephen W. Custer and are brothers-in-law of George E.
Bryan.


        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding common stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in common stock. Based on copies of those reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner for the fiscal year ended June 27, 1998.


            REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Compensation Philosophy

          The Executive Compensation Committee of the Company's Board of Directors determines the annual salary, bonus and other benefits of the Company's Chief Executive Officer and makes decisions relating to stock option awards to executive officers and other key personnel pursuant to the Company's Long-Term Incentive Plan. The Company's overall goals regarding executive compensation are to provide competitive compensation packages that attract and retain qualified executives and to reward its executives for financial and operating results, both annual and long-term, which enhance the value of shareholders' investment in the Company.


Base Salary

          Executive Officers' salaries are determined by evaluating the responsibilities of their positions and their performance, and by reference to salaries paid in the competitive marketplace for comparable executive ability and experience. Companies considered in determining executive compensation are not the same as the peer group reflected in the stock price performance graph due to the Committee s belief that, unlike the performance of stock traded on a national market, executive compensation should be evaluated in comparison with similar companies in the same geographic area. Individual salary increases, which are considered annually, are based on evaluations of past and current performance, competitive market conditions and company performance. Based on available figures, the Company Executives' base salaries are generally more conservative than salaries of executives in other companies within Virginia and the industry.

          With respect to the Chief Executive Officer, the Committee believes that a significant portion of annual compensation should be tied directly to Company performance, and that adjustments to base salary should be consistent with Company wide salary adjustments. This has held true in prior years when, because of challenges presented by industry conditions, executive base salaries have remained constant except for changes resulting from promotions.


Cash Bonus

          The Company's Incentive Bonus Program focuses on the second goal of the Company's compensation philosophy, that of rewarding financial and operating results on an annual basis. The Company developed the Incentive Bonus Program in 1988 with the assistance of independent executive compensation consultants, and the Program has been administered since then by the Company's Human Resources Department for the benefit of executive officers and other key personnel. The bonus pool is determined annually by reference to the Company's operating return on equity (ROE), and each individual's specific bonus allocation is calculated by multiplying ROE (adjusted for accrued incentive pay and taxes) by his or her base salary and by a bonus factor which is based on his or her position within the Company. Thus, bonuses comprise the part of management compensation that is "at risk" based on the Company's annual performance. As borne out in the ten-year history of the Company's Incentive Bonus Program, for years in which the Company does not have a strong return on equity, a significant portion of management's annual compensation is reduced.


Long-Term Incentive Plan

          The Company's Long-Term Incentive Plan, a stock option plan approved by the Company's shareholders in 1988 (the 1988 Plan), rewards Company executives on a long-term basis and provides an incentive for executive officers to maximize long-term shareholder value. The Plan will be continued under the 1998 Long-Term Incentive Plan (the 1998 Plan), the successor to the 1988 Plan, which is proposed for shareholder approval. By encouraging management investment in Company stock, the Plan aligns management's interests with that of the shareholders: namely, to enjoy long-term appreciation in the value of the Company's common stock.

          At the inception of the 1988 Plan, an independent executive compensation consulting firm recommended the number of options that should be granted to the Company's executive officers and other key personnel. The Executive Compensation Committee awarded options at levels below those initially advised by the consultants and, since then, has awarded options generally consistent with the first year's levels. In 1995, the Company again engaged the services of a compensation consulting firm to review the Company's Long-Term Incentive Plan. The consultants made several recommendations regarding the level of options granted, the term of the options and whether the Company should grant incentive stock options (ISOs) or non-qualified options as in the past. The granting of ISOs permits executives to defer the income tax consequences of their options with no impact on the Company's earnings. The consultants also recommended that the Company implement a supplemental employee retirement plan
(SERP) in order for executive compensation to be more competitive with companies of similar size.

          In fiscal year 1995, the Company began granting options with a term of 10 years rather than 5 years as in the past, and began granting ISOs to the extent permitted by the current Internal Revenue Code, neither of which recommendations affect the Company's earnings. While the Company deferred implementation of the SERP recommended by the consultants, the Company did establish the 1995 Nonqualified Deferred Compensation Plan. See "Deferred Compensation" below.


Deferred Compensation

          The final significant component of the Chief Executive Officer's compensation is deferred compensation, serving both goals of providing a competitive compensation package and rewarding results. Mr. Keeler's deferred compensation is essentially a retirement plan with payouts beginning the year after Mr. Keeler retires as Chief Executive Officer, but payouts are calculated by reference to the increase in the Company's book value due to earnings over the term of Mr. Keeler's service. Specifically, 1.5% of the annual increase in the Company's book value is allocated to a deferred compensation account which, together with accrued interest, is payable to him in one or more installments beginning in the year after his retirement. However, if Mr. Keeler's employment is terminated after a change in control of the Company, the balance of Mr. Keeler's deferred compensation account becomes payable immediately.

          In 1995, the Company established the 1995 Nonqualified Deferred Compensation Plan (Nonqualified Plan). The purpose of this nonqualified, unfunded plan is to permit certain members of management and other employees to supplement their retirement savings beyond the limits imposed by federal tax law on the Company's Profit Sharing and

Salary Savings Plan and Trust (Profit Sharing Plan). Pursuant to the Nonqualified Plan, employees may elect to defer a portion of their salary and bonus until their retirement or other termination. The Company does not contribute to the Plan. However, to the extent that deferrals under the Nonqualified Plan reduce a participant's compensation base for purposes of the Company's contribution to the Profit Sharing Plan, the Company will credit to the participant's Nonqualified Plan account an amount equal to the difference between the Company's actual contribution to the Profit Sharing Plan and the amount which the Company would have contributed had the participant not elected to defer an additional amount under the Nonqualified Plan.


Chief Executive Officer Compensation

          Due to pressures in recent years on the Company's financial performance caused by record grain prices, oversupply of meat products, particularly turkey, and other external forces affecting the industry as a whole, Mr. Keeler's total annual compensation for the current year remains consistent with the previous year. However, because Mr. Keeler has not accepted his guaranteed bonus in previous years, as described below under Executive Agreements , the Board approved the addition of the $25,000 as salary, in lieu of a guaranteed bonus. Otherwise, as described in the discussion of cash bonus above, like all executives, Mr. Keeler's bonus is a function of the Company's ROE. The number of stock options, which are tied solely to Company performance, awarded to Mr. Keeler under the Long-Term Incentive Plan remained at the same level as for the past three years.


Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

          Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, limits the annual compensation deduction, for federal income tax purposes, of publicly held companies such as WLR Foods, Inc. to $1 million for compensation paid to each of its chief executive officer and its four highest compensated executive officers other than the chief executive officer. However, this limit does not apply to "performance-based" compensation as defined in that section and the regulations thereunder.

          Prior to the 1997 annual meeting of the Company's shareholders, the 1988 Plan qualified as performance based compensation under a transitional rule. As such, options granted pursuant to the 1988 Plan were not subject to the limitation because such options were based on a stock price that was no less than the fair market value at the time of the grant. Consequently, the amount of compensation an executive received pursuant to the 1988 Plan was based solely on subsequent increases in the value of the stock. The transitional rule expired with the 1997 annual meeting and, because of industry conditions prevailing at the time, the Company elected to focus on more immediate needs and to defer shareholder consideration of a new Long-Term Incentive Plan. Consequently, any income received by executives upon the exercise of options granted in 1998 under the 1988 Plan do not qualify as performance based compensation under
Section 162(m) and will count, along with cash salary and bonus, towards the limitation.

          Nevertheless, the Company does not anticipate that the total annual compensation paid to any executive, including the Chief Executive Officer, will exceed the $1 million limit. Moreover, options granted pursuant to the 1998 Long-Term Incentive Plan, if approved by the shareholders, will qualify as performance-based compensation, and will therefore not be subject to the limitation. Accordingly, Section 162(m) is expected to have no impact on the Company during the current fiscal year.

                         William H. Groseclose, Jr.
                         Katherine K. Clark
                         Stephen W. Custer
                         Executive Compensation Committee Members


                         SUMMARY COMPENSATION

          The Summary Compensation Table below contains information concerning annual and long-term compensation provided to the Company's Chief Executive Officer and the five other most highly compensated executive officers of the Company for all services rendered to the Company and its subsidiaries for the fiscal years ending June 27, 1998, June 28, 1997 and June 29, 1996.

                               SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------
                                                                     Long Term     Other
                              Annual Compensation                   Compensation Compensation<F2>
                     --------------------------------------------   ------------ ----------------
Name and                                         Other Annual
Principal Position    Year    Salary      Bonus   Compensation<F1>      Options
------------------------------------------------------------------------------------------------
James L. Keeler       97-98   $ 267,248   $ 0          -                60,000       $ 3,595
 Chief Executive      96-97     266,402     0          -                60,000         3,368
 Officer &            95-96     256,248     0          -                60,000         3,729
 President
                                       14

Robert T. Ritter<F3>  97-98     190,000     0          -                20,000         3,800
 Chief Financial      96-97     190,000     0          26,009           20,000             0
 Officer              95-96       7,308     40,000     -                20,000             0
 Secretary/Treasurer

Ruth J. Mack          97-98     185,000     0          54,149           11,250            71
 Executive Vice       96-97      24,904     25,000      3,413           11,250             0
 President Sales
 and Marketing
 Wampler Foods, Inc.

John J. Broaddus<F4>  97-98     164,628     0          -                10,000         3,087
 President, Cassco    96-97     181,846     0          -                17,500         3,410
 Ice & Cold           95-96     151,750     0          -                17,500         3,579
 Storage, Inc.

Ronald E. Morris      97-98     139,039     0          -                10,000         1,500
 Vice President
 Turkey Operations
 Wampler Foods, Inc.

Walter F. Shafer, III 97-98     138,654     0          -                10,000         2,715
 Vice President
 Chicken Operations
 Wampler Foods, Inc.

<F1>  Includes relocation expenses paid in connection with the hiring of the named executive.

<F2>  Includes Company contributions made to the Company's Profit Sharing and
      Salary Savings Plan of $3,595 for Mr. Keeler, $3,800 for Mr. Ritter, $71 for Ms. Mack, $3,087 for Mr. Broaddus, $1,500 for Mr. Morris and $2,715 for Mr. Shafer.

<F3>  Mr. Ritter ceased to be an officer of the Company on July 29, 1998.

<F4>  Mr. Broaddus ceased to be an officer of the Company as a result of the July
      31, 1998 sale of the Company's Cassco Ice and Cold Storage, Inc. subsidiary.

                                  OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------
                                   % of Total
                                   Options       Exercise
                                   Granted to    or Base
                        Options    Employee in   Price      Expiration     Grant Date
                        Granted    Fiscal Year   Share      Date           Present Value<F1>
--------------------------------------------------------------------------------------------
James L. Keeler          60,000     37.8        $ 6.875     06/27/08      $ 235,800
Robert T. Ritter         20,000     12.6          6.875     06/27/08         78,600
Ruth J. Mack             11,250      7.1          6.875     06/27/08         44,213
John J. Broaddus         10,000      6.3          6.875     06/27/08         39,300
Ronald E. Morris         10,000      6.3          6.875     06/27/08         39,300
Walter F. Shafer,III     10,000      6.3          6.875     06/27/08         39,300
--------------------

<F1>  The values shown reflect a standard application of the Black-Scholes Option
      Pricing Model, assuming a risk-free rate of return of 5.67% and an annualized volatility factor of 31%.  Values shown do not take into account risk factors
                                       15

      such as nontransferability and restrictions on exercisability.  The Black-
      Scholes Model is a commonly utilized model for valuing options which assumes that the possibilities of future stock returns (dividends plus stock value appreciation) resemble a bell shaped curve.  The model applies a statistical analysis to the Company's historical data to project the value of the options.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES
---------------------------------------------------------------------------------------
                                                                         Value of
                                                     Number of           Unexercised
                                                     Unexercised         In-The-Money
                                                     Options at          Options<F2> at
                                                     Fiscal<F1>          Fiscal
                         Shares                      Year-End            Year-End
                         Acquired<F1>    Value       Exercisable/        Exercisable/
Name                     On Exercise     Realized    Unexercisable       Unexercisable
---------------------------------------------------------------------------------------
James L. Keeler             0            $ 0         161,250/180,000     $ 0/0
Robert T. Ritter            0              0           6,666/ 53,334       0/0
Ruth J. Mack                0              0               0/ 22,500       0/0
John J. Broaddus            0              0          35,833/ 42,917       0/0
Ronald E. Morris            0              0               0/ 13,000       0/0
Walter F. Shafer, III       0              0           1,666/ 18,334       0/0
---------------------

<F1>  Adjusted to give effect to the May 12, 1995 3-for-2 stock split.

<F2>  No unexercised options were in the money as of June 27, 1998.

                                      EXECUTIVE AGREEMENTS

          The Company has entered into a three-year employment agreement with the Chief Executive Officer, which expires at the end of Fiscal Year 2001, containing terms similar to those of the previous employment agreement which terminated on June 27, 1998. The agreement governs Mr. Keeler's compensation, specifically his base salary, bonus, perquisites and benefits. Although the previous agreement provided for a guaranteed annual bonus of $25,000, Mr. Keeler has declined to accept his guaranteed bonus for the last several years. Consequently, the Executive Compensation Committee recommended that the $25,000 be added to Mr. Keeler's base salary, and that the guaranteed minimum bonus be eliminated. Otherwise, Mr. Keeler's base salary remains unchanged during the current fiscal year and his bonus factor, discussed under "Cash Bonus" on page 8 is 4.0, also the same as last year. Mr. Keeler's deferred compensation allocation will be calculated at 1.5% of the increase in the Company's book value over each preceding year, as explained previously under "Deferred Compensation." The Company has also agreed to provide group health insurance coverage to Mr. Keeler and his wife for the remainder of their lives, provided he does not retire before age 65. Mr. Keeler's perquisites and benefits are consistent with those provided to the

Company's senior management.

          Under the terms of the 1998 Employment Agreement, Mr. Keeler will serve as President and Chief Executive Officer of the Company for the first two years of the contract. The third year is anticipated to be a transition year, and the position and duties may be adjusted by the Board of Directors. Under the Agreement, Mr. Keeler agrees to work with the Board of Directors in identifying a successor, but also agrees to give serious consideration to an extension of the Employment Agreement if the Board requests additional time to identify a successor.

          The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation Table on page 10 (the Severance Agreements). Pursuant to the Severance Agreements, each of these individuals is entitled to certain payments (described below) if the Company terminates his or her employment during a specified period following a "Change in Control" of the Company. The Severance Agreements for Mr. Ritter and Mr. Broaddus terminated once they were no longer employed by the Company.

          For purposes of the Severance Agreements, a "Change in Control" occurs (A) when an individual, entity or group acquires beneficial ownership of 20% or more of the combined voting power of the Company's outstanding stock, subject to certain exceptions set forth in the executive's Severance Agreement, (B) when individuals who, as of February 4, 1994, constituted the Board of Directors (the "Incumbent Board") and individuals whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least seventy-five percent of the directors then comprising the Incumbent Board (who shall after election be considered members of the Incumbent Board unless such election occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company's Board of Directors) shall cease to constitute a majority of the Company's Board of Directors, (C) upon the approval by the shareholders of the Company of a reorganization, merger or consolidation except in certain instances set forth in the executive's Severance Agreement, or (D) upon approval by the shareholders of the Company of the complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company, except in certain instances set forth in the Severance Agreements.

          The Severance Agreements provide that if the Company terminates an executive officer's employment during the three year period following a Change in Control of the Company, other than for death, Cause (willful and continued failure to perform duties or willfully engaging in illegal conduct, defined more specifically in the Severance Agreements) or Disability (as defined in the Severance

Agreement), or if he or she resigns for Good Reason (includes an adverse change in status or position, a reduction in base salary or benefits, or relocation, defined more specifically in the Severance Agreements) during such three year period, he or she is entitled to receive an amount in cash (the Severance Payment) equal to three times his or her total annual compensation, which includes: (A) the higher of (x) his or her annual base salary on the date of termination or (y) his or her annual base salary in effect immediately prior to the Change in Control and (B) an amount equal to the average of the bonuses awarded to him or her in each of the three previous years, including, in the case of Mr. Keeler, any bonuses awarded pursuant to any deferred compensation arrangements. In the event that such payments become subject to an excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar tax), the executive shall be entitled to receive a "gross-up" payment in respect of such taxes and in respect of any taxes on such gross-up payment as specified in the Severance Agreement. These Severance Agreements also provide for the payment in cash of the difference between the Termination Fair Market Value (as defined in the Severance Agreements) and the exercise price, of all unvested stock options, and for the continuation of employee welfare benefits (such as health insurance) for three years after termination if his or her employment is terminated during such three year period. In addition, Mr. Keeler will be entitled to receive the Severance Payment and other severance benefits if he resigns for any reason during the 30-day period immediately following the first anniversary of a Change in Control.


                     STOCK PRICE PERFORMANCE GRAPH

          The graph on this page presents a comparison of five-year cumulative total shareholder returns for WLR Foods, Inc., the S&P 500 Index and a Peer Group Index. The graph reflects the annual return from the Company's five previous fiscal years-end, developed with a monthly index, assuming dividends are reinvested monthly. The graph also assumes an initial investment of $100 on June 26, 1993. The Peer Group Index consists of Cagles, Inc., Golden Poultry Co., Inc., Pilgrims Pride Corporation and Sanderson Farms, Inc., companies within the same industry and with similar equity market capitalization. In previous years the Peer Group Index included Hudson Foods, Inc., which has been eliminated from the Index as a result of its acquisition by Tyson Foods, Inc.


           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
       Among WLR Foods, Comparable Composite, and the S & P 500

                 06/93   06/94   06/95   06/96   06/97   06/98
     Composite   100      87     101     121     143     170
     S & P 500   100     101     118     147     186     240
     WLR Foods   100     132      99      92      72      50



PROPOSAL TWO:APPROVAL OF 1998 LONG-TERM INCENTIVE PLAN


Introduction

          The Board of Directors adopted the WLR Foods, Inc. 1998 Long-Term Incentive Plan (the 1998 Plan) on August 24, 1998, subject to approval by the shareholders at the Annual Meeting. The Board recommends the approval of the 1998 Plan to replace the 1988 Plan, which was adopted by the shareholders at the 1988 Annual Meeting.

          As a result of Congress' adoption of Section 162(m) of the Internal Revenue Code of 1986 (the Code), shareholder approval of the 1998 Plan is required in order for options to qualify as "performance-based" compensation under that section and the regulations promulgated thereunder. Moreover, under Section 422 of the Code, any plan under which qualified incentive stock options are granted must be approved by the Company's shareholders. Accordingly, the 1998 Plan is being submitted to the shareholders for approval based on the Board's belief that stock-based incentives are important factors in attracting, retaining and rewarding officers and other selected employees, and in aligning their interests with those of the shareholders.

          According to several surveys of public companies, 70% or more of public companies have stock option plans. Due to the recent tax law changes summarized below, most of those companies have restricted plans to comply with the tax law which became effective for all companies whose tax year commences after December 31, 1996.

          A summary of the principal features of the 1998 Plan is provided below but is qualified in its entirety by reference to the full text of the 1998 Plan which is attached to this Proxy Statement as Appendix A.

          The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the 1998 Plan. The Board believes that approval of the 1998 Plan is in the best interest of the Company and its shareholders and recommends that the shareholders vote for this proposal.

Purposes

          The primary purposes of the 1998 Plan are to promote the interests of the Company and its shareholders by improving the Company's ability to attract and retain highly talented individuals to serve as officers and other key employees, and to provide a means to encourage stock ownership and proprietary interests in the Company by officers and key employees.


General

          The 1998 Plan provides for the grant to certain full time salaried key employees of the Company or its subsidiaries of Incentive Stock Options, Nonqualified Stock Options (collectively, Stock Options), Stock Appreciation Rights (SARs) and Restricted Grants, at the discretion of the Executive Compensation Committee or such other committee of independent directors as the Board may appoint to administer the Plan (the Committee). The Committee may also grant shares of the Company's common stock subject to such restrictions as the Committee may deem advisable (Restricted Grants).

          The aggregate number of shares of the Company's common stock issued as Restricted Grants or deliverable upon the exercise of Stock Options or SARs granted pursuant to the 1998 Plan is not to exceed 2,000,000 shares, and the maximum number of shares that may be granted to any one individual during any five-year period pursuant to the 1998 Plan is 400,000 shares.


Administration

          The 1998 Plan will be administered by a committee consisting solely of two or more independent directors. Unless contrary to the express provisions of the 1998 Plan or to resolutions adopted by the Board, the administration, interpretation or application of the 1998 Plan by the Committee shall be final, conclusive and binding upon all participants. Members of the Committee will receive no additional compensation for their services in connection with the administration of the 1998 Plan.


Eligibility

          Under the 1998 Plan, the Committee may grant Stock Options, SARs or Restricted Grants only to full time salaried key employees of the Company or its subsidiaries who are selected by the Committee. Currently, the Company expects that participation would be limited to approximately 40 key employees. For incentive stock options granted under the 1998 Plan, the aggregate fair market value, determined at the time of the grant, of the shares of common stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company) may not exceed $100,000.


Awards

          A Stock Option represents a right to purchase a specified number of shares of common stock during a specified period as determined by the Committee. The Stock Option may be in the form of an Incentive Stock Option (ISO) which complies with Section 422 of the Code, or in the form of Nonqualified Stock Options. Incentive Stock Options do not result in taxable income to a recipient until the underlying stock is sold following exercise of the option, provided the stock is not disposed of within one year from the date of exercise or two years from the date of the grant. The Company is not entitled to a tax deduction for ISOs. Nonqualified Stock Options do not meet the terms of Section 422 of the Code and result in taxable income to the recipient at the time of exercise to the extent the fair market value of the stock at the time of exercise exceeds the exercise price. The Company is entitled to an income tax deduction upon the exercise of a Nonqualified Stock Option equal to the amount of compensation income recognized by the optionee.

          The exercise price of options granted pursuant to the 1998 Plan will be determined by the Committee, but may not be less than 100% of the fair market value of the Company's stock on the date the option is granted. No Incentive Stock Option may be granted under the 1998 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the Incentive Stock Option on the date of the grant, and the term of the option does not exceed five years from the date of grant. The fair market value will be determined by the average of the best bid and asked prices as reported by the National Association of Securities Dealers Automated Quotations National Market System on the last trading day prior to the grant date.


Stock Appreciation Rights

          Stock appreciation rights may be granted with regard to all or part of any option granted under the 1998 Plan and entitle the recipient to surrender, on exercise, the option to which the rights relate, and to receive in exchange, cash or that number of shares of common stock equal in value to the excess of the fair market value of the option shares over the exercise price of the option shares.

Participants recognize ordinary income at the time of surrender of a SAR equal to the excess of the fair market value of the option shares over the exercise price of the option shares. The Company is entitled to an income tax deduction in the same amount.


Restricted Grants

          Restricted Grants result in taxable income to a recipient when any restrictions related to such stock lapse, equal in value to the excess of the fair market value of the shares over the consideration paid for the shares by the recipient, if any, unless the recipient elects to recognize the excess at the earlier grant date. The Company will be entitled to a tax deduction equal to the amount of income recognized by the recipient.


Nontransferability of Options

          Options granted under the 1998 Plan may not be transferred or assigned other than by will or the laws of descent and distribution, except that the Committee may provide for the transferability of particular awards: (1) in limited instances to a spouse or other immediate family members, (2) pursuant to a qualified domestic relations order, or (3) as may otherwise be permitted by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.


Duration, Amendment and Termination

          The Board may suspend or terminate the 1998 Plan without shareholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1998 Plan will terminate on October 31, 2008. The Board may also amend the 1998 Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of the Company within 12 months before or after its adoption by the Board if the amendment would: (1) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the 1998 Plan to satisfy Section 422 of the Code), (2) increase the number of shares reserved for issuance upon exercise of options, or (3) change any other provision of the 1998 Plan in any way if such modification requires shareholder approval in order to satisfy the requirements of
Section 422 of the Code.

             The Board recommends a vote for Proposal Two.

PROPOSAL THREE:     APPOINTMENT OF INDEPENDENT AUDITORS

          KPMG Peat Marwick LLP of Richmond, Virginia, were auditors for the fiscal year ended June 27, 1998, and are being recommended to the Company's shareholders for appointment as auditors for the fiscal year ending July 3, 1999. A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions from shareholders.

     The Board unanimously recommends a vote "for" Proposal Three.


                         SHAREHOLDER PROPOSALS

          Shareholders are reminded that proposals of shareholders intended to be presented at the Company's 1999 annual meeting must be received by the Secretary of the Company, at its principal executive offices, P. O. Box 7000, Broadway, Virginia 22815-7000, for inclusion in its proxy statement relating to that meeting, by May 28, 1999.

    Upon written request to the Secretary, at the address given on page one, the Company shall provide shareholders, without charge, a copy of the Company's annual report on Form 10-K for fiscal year ended
                            June 27, 1998.

                         By Order of the Board of Directors

                         /s/ Jane T. Brookshire

                         Jane T. Brookshire
                         Secretary
                         September 28, 1998

                              APPENDIX A


                            WLR FOODS, INC.
                     1998 LONG-TERM INCENTIVE PLAN


          1.   Purpose.  The Plan is intended to aid WLR Foods, Inc.
(WLR) and its Subsidiaries in attracting and retaining key executive officers and management personnel with exceptional ability by enabling such executive officers and management personnel to acquire a proprietary interest in WLR and to have an additional incentive to promote its success, as well as to encourage them to remain in the employ of WLR or a Subsidiary. The Plan is intended to provide Participants with stock based incentive compensation which is not subject to the deduction limitation rules set forth under Section 162(m) of the Code, and should be construed to the extent possible as providing for remuneration which is "performance based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

          2. Definitions. The following terms shall have the meanings set forth below unless the context requires a different meaning.

               (a) "Agreement" means a written agreement (including any amendment or supplement thereto) between WLR and a Participant specifying the terms and conditions of an Option, SAR or Restricted Grant granted to such Participant.

               (b)  "Board" means the Board of Directors of WLR.

               (c) "Code" means the Internal Revenue Code of 1986, as amended.

               (d) "Committee" means the Executive Compensation Committee of the Board, or such other committee as may be appointed by the Board, comprised solely of two or more members of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of those members voting.

               (e)  "Common Stock" means the common stock of WLR.

               (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               (g) "Fair Market Value" means, on any given date, the average of the best bid and asked prices as reported by NASDAQ, or any successor national securities exchange, on such date if it is a trading date, or if not, the first trading date prior to such date.

If such method is inapplicable for any reason, the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

               (h) "Grant Date" means the date as of which an Option, SAR or Restricted Grant is granted under the Plan.

               (i) "Incentive Stock Option" means an Option that qualifies as an Incentive Stock Option under Section 422 of the Code.

               (j) "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

               (k) "Option" means the right of the holder to purchase from WLR a stated number of shares of Common Stock at the price set forth in an Agreement, which right shall be designated as either an Incentive Stock Option or Nonqualified Stock Option.

               (l) "Participant" means an employee of WLR or a Subsidiary, including an employee who is a member of the Board, who satisfies the requirements of Paragraph 3 and is selected by the Committee to receive an Option.

               (m) "Plan" means the WLR Foods, Inc. 1998 Long-Term Incentive Plan, as may be amended and restated from time to time.

               (n) "Restricted Grant" means a grant of Common Stock subject to restrictions established by the Committee.

               (o) "SAR" means a stock appreciation right (which may be granted only in conjunction with an Option) that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the increase in the Fair Market Value of such shares to be payable, in cash or Common Stock, as the Committee may prescribe, subject to such limitations in amounts as the Committee may designate in the Agreement.

               (p) "Subsidiary" means any corporation at least 50% of the total combined voting power of which is owned by WLR, either directly or through one or more of its Subsidiaries, within the meaning of Section 424(f) of the Code and rules and regulations thereunder.

               (q)  "WLR" means WLR Foods, Inc., a Virginia
corporation.

          3. Eligibility. Any employee of WLR or one of its Subsidiaries is eligible to be granted one or more Options, SARs, or
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Restricted Grants, at any time and from time to time, if employed at the time of such grant. Directors of WLR who are employees and are not members of the Committee are eligible for awards under the Plan.

          4. Shares Available. The aggregate number of shares which may be issued to Participants under the Plan shall be:

               (a)  2,000,000 shares; plus

               (b) Any shares that are represented by awards or portions of awards under the Plan that are forfeited, expired, cancelled or settled without the issuance of shares. Upon a stock-for-stock exercise of Options, only the net number of shares received will be considered utilized.

          The aggregate number of shares with respect to which Options, SARs and Restricted Grants may be awarded to any individual Participant under the Plan shall not exceed 400,000 shares for any five consecutive fiscal years during which the Plan is in effect.

          5. Administration. The Plan shall be administered by the Committee, which shall have all the powers necessary for such administration, including without limitation, the power:

               (a) Solely to determine, consistent with the terms and conditions of the Plan, annually or otherwise from time to time (i) which employees of WLR and its Subsidiaries shall be Participants to whom Options, SARs and Restricted Grants shall be granted; (ii) the number of shares which may be purchased under each Option or with respect to which SARs may be granted; (iii) the per share Option exercise price; (iv) the duration of Options and SARs; (v) the time or times at which each Option or SAR may be exercised; (vi) whether Options shall be Incentive Stock Options or Nonqualified Stock Options; and (vii) the number of shares granted and terms of Restricted Grants.

               (b) To interpret the Plan, to prescribe, amend and rescind rules, regulations and guidelines relating to it, and to make all other determinations necessary or advisable for its administration, all of which decisions made or actions taken shall be binding and conclusive; and

               (c) To keep, or cause to be kept, appropriate records of all determinations made and actions taken pursuant to the Plan.

          The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option,
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

SAR or Restricted Grant.

          6. Terms and Conditions of Options. Each Option granted by the Committee shall be evidenced by an Agreement in such form as the Committee from time to time shall approve, subject to the following terms and conditions:

               (a) Each Agreement shall state whether the Option granted is an Incentive Stock Option or Nonqualified Stock Option and shall state the number of shares to which the Option pertains.

               (b) The Option exercise price shall in no case be less than 100% of the Fair Market Value of Common Stock on the Grant Date.

               (c) Unless otherwise provided by the Committee, the term of each Option shall be ten (10) years from the Grant Date, except for the restrictions set forth in (d) below.

               (d) In the case of an Incentive Stock Option granted to an individual who owns more than 10% of the combined voting power of all classes of stock of WLR within the meaning of Section 422(b)(6) of the Code and the rules and regulations thereunder, the Option exercise price shall be at least 110% of the Fair Market Value on the Grant Date, and the term of such Option shall be five (5) years.

               (e)  Subject to provisions relative to their
termination and limitations on their exercise, Options may be exercised as to all or, from time to time, any part of the total number of shares to which the right to purchase has accrued upon written notice of the exercise to WLR in such form as the Committee may prescribe; provided, however, that no Option may be exercised at any one time as to less than 25 shares of Common Stock unless any smaller number of shares represents the balance then currently exercisable, in which case such balance may be exercised without regard to any minimum share limitation.

               (f) No Incentive Stock Option may be granted more than 10 years from the Effective Date of the Plan.

               (g) The aggregate Fair Market Value (determined at the time the Incentive Stock Options are granted) of the Common Stock with respect to which Incentive Stock Options granted under the Plan are exercisable for the first time by the Participant during any calendar year may not exceed $100,000 or such lesser or greater amount as shall be specified in Section 422 of the Code and the rules and regulations thereunder.

               (h) Payment of the purchase price may be made in cash or, with the consent of the Committee, by delivery (either actually or
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

by attestation) of shares of Common Stock owned by the Participant valued at Fair Market Value on the date of exercise of the Option, or, with the consent of the Committee, a combination thereof. The exercise of Options may be facilitated through the efforts of brokers utilizing cashless exercise loan or sales procedures, all at the discretion of the Committee. In any event, a portion of the shares of Common Stock otherwise issuable to the Participant upon exercise of the Option shall be withheld by the Company to satisfy any required tax withholding consequences of the exercise of the Option.

          7. Terms and Conditions of SARs. Each SAR granted by the Committee shall be evidenced by an Agreement in such form as the Committee from time to time shall approve, subject to the following terms and conditions:

               (a) Each Agreement shall state the number of shares with respect to which SARs are granted in connection with any Option (whether granted before or concurrently with the SAR).
               (b) A SAR may be exercised in whole or in part upon the delivery to WLR of written notice of the exercise in such form as the Committee may prescribe.

               (c) A SAR shall be exercisable at such time or times and to the extent, and only to the extent, that the Option to which it relates shall be exercisable, provided that no SAR, whether granted concurrently with or subsequent to the grant of the Option to which it relates, shall be exercisable during the first six months following its grant.

               (d) If the Committee permits and the Participant so elects, WLR shall settle its obligation arising out of the exercise of a SAR by the payment to the Participant of cash equal to the aggregate Fair Market Value of the number of shares which it would otherwise be obligated to deliver upon such exercise, subject to the timely satisfaction of the conditions of clauses (i) and (ii) below and any further conditions specified in the grant of the SAR:

                    (i) WLR shall have at such time been subject to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as from time to time in effect, or in the event of the repeal of such section, such reporting requirements as may from time to time be prescribed by any similar federal law, for a period of at least one year prior to such election; shall have filed all reports and statements required to be filed pursuant to that section or other provision during the year ending upon the date of such election; and shall at such time have the practice of releasing for publication on a regular basis quarterly and annual statements of earnings, which data shall appear on a wire service, in a financial news service, in a newspaper of general circulation, or are otherwise made publicly available; and
                    (ii) If the Participant is a person subject to the requirements of Section 16(b) of the Securities Exchange Act of 1934, the Participant's notice of exercise of a SAR, and his election to have WLR's obligation thereunder settled in cash, shall be received by WLR in writing during the period beginning on the third business day next following the date of release of the quarterly or annual financial data specified in clause (i) and ending on the twelfth business day following such date of release. This condition, however, shall not apply to any exercise by the Participant of a SAR for cash where the date of exercise is automatic or fixed in advance under the Plan and is outside the control of the Participant.

               (e) A SAR, subject to any additional limitations included in the grant, shall entitle the Participant to surrender to WLR, unexercised, the Option to which it relates, or any portion thereof, and to receive from WLR in exchange therefor that number of shares of Common Stock, if available, having an aggregate Fair Market Value equal (computed to the highest whole number of shares) to the excess of the Fair Market Value of one share over the exercise price per share specified in such Option multiplied by the number of shares called for by the Option, or portion thereof, which is so surrendered.

          8. Terms and Conditions of Restricted Grants. Each Restricted Grant granted by the Committee shall be evidenced by an Agreement in such form as the Committee from time to time shall approve. The Committee shall determine the individuals to whom Common Stock shall be granted, the time or times at which Common Stock shall be granted, the number of shares of Common Stock to be granted, what consideration, if any, shall be paid by the recipient for such granted Common Stock, what restrictions, if any, shall be applicable to such Common Stock, and all such other terms and conditions related to such Common Stock granted as the Committee deems appropriate. No Common Stock received as a Restricted Grant shall be transferred by the Participant during the first six months following the Restricted Grant award date.

          9. Non-Transferability. No Option, SAR or Restricted Grant granted under this Plan shall be transferrable or assignable other than by will or the laws of descent and distribution, except that the Committee may provide for the transferability of particular grants:

               (a) By gift or other transfer to either (1) a spouse or other immediate family member, or (2) any trust or estate in which the original Participant or such person's spouse or other immediate family member has a substantial interest;

               (b)  Pursuant to a qualified domestic relations order; or

               (c) As may otherwise be permitted by Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

          10. Adjustment Upon Change in Common Stock. If WLR effects one or more stock dividends, stock splits, consolidations of shares, or other similar changes in capitalization, the maximum number of shares as to which Options, SARs and Restricted Grants may be granted under the Plan to each Participant, and to all Participants, shall be proportionately adjusted, and the Committee shall make equitable adjustments in the number and Option price of the shares which are or may become subject to Options then outstanding or thereafter granted.

          11. Corporate Reorganization. If there shall be a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation within the provisions of
Section 424 of the Code or corresponding subsequent provisions, and if such transaction shall affect the Common Stock, there shall be substituted for the Options, SARs and Restricted Grants under this Plan, new Options, SARs and Restricted Grants or the assumption thereof, with necessary changes in the number, kind or price required by such transaction, so that the Participant shall receive under such new Options, SARs and Restricted Grants or upon such assumption the same benefits as he would have received had such transaction not occurred.

          12. Compliance with Law and Approval of Regulatory Authorities. No Option or SAR shall be exercisable, no Common Stock shall be delivered, and no payment shall be made under this Plan, except in compliance with all applicable federal and state laws and regulations. WLR shall have the right to rely on the advice of counsel as to such compliance. Any certificates issued to evidence Common Stock for which an Option, SAR or Restricted Grant is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until WLR has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

          13. General Provisions. Neither the adoption of this Plan, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of WLR or a Subsidiary, or in any way affect any right and power of WLR or a Subsidiary to terminate the employment of any employee at any time with or without cause. The establishment of the Plan does not confer upon any employee any legal or equitable right against WLR, any Subsidiary, or the Committee, except as expressly provided in the Plan.

          14. Amendment. The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares that may be issued pursuant to the exercise of Options or SARs, (ii) the amendment materially modifies the requirements as to the eligibility for participation in the Plan; or (iii) the amendment materially increases the benefits accruing to Participants.

          15. Effective Date and Duration of Plan. The effective date of this Plan is August 24, 1998, subject to stockholder approval. This Plan and any benefits granted hereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of the stockholders. Unless previously terminated by the Board, the Plan shall expire at the close of business on the tenth anniversary of such stockholder approval.

          If the Plan is not approved, the 1988 Long-Term Incentive Plan shall remain in effect until all shares authorized thereunder have been issued. If the Plan is approved no additional grants would be made under the 1988 Long-Term Incentive Plan.

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